Exhibit 10.48

ASYST TECHNOLOGIES, INC.
CHANGE-IN-CONTROL AGREEMENT

     THIS CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), made and entered into as of November 7, 2003, by and between Asyst Technologies, Inc., a California corporation (“Asyst”), and David L. White (the “Executive”).

     WHEREAS, Asyst considers it essential to its best interests to foster the continued employment of key management personnel and recognizes the distraction and disruption that the possibility of a Change in Control (as defined in Section 1(e) below) may raise to the detriment of Asyst and its stockholders; and

     WHEREAS, Asyst has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties in the face of a possible Change in Control;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Asyst and the Executive hereby agree as follows:

     1. DEFINITIONS.

          (a) “Base Salary” shall mean the annual salary of the Executive at the time of termination of his employment within the application of this Agreement.

          (b) “Beneficiary” shall mean (i) the person or persons named by the Executive, by notice to Asyst, to receive any compensation or benefit payable under this Agreement or (ii) in the event of his death, if no such person is named and survives the Executive, his estate.

          (c) “Board” shall mean the Board of Directors of Asyst.

          (d) “Cause” shall mean:

               (i) The Executive’s conviction in a court of law of, or guilty plea or no contest plea to, a felony charge;

               (ii) willful, substantial and continued failure by the Executive to perform the duties of his position after receiving notice of the same;

               (iii) willful engagement by the Executive in conduct that is demonstrably materially and financially injurious to Asyst; or

               (iv) gross negligence resulting in material economic harm to Asyst.

          (e) “Change in Control” shall mean the occurrence of any of the following:

               (i) an acquisition by an individual, an entity or a group (excluding Asyst or an employee benefit plan of Asyst or a corporation controlled by Asyst’s stockholders) of 30 percent or more of Asyst’s common stock or voting securities;

               (ii) a change in composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest (relating to the election of directors to the Board); or

               (iii) consummation of a complete liquidation or dissolution of Asyst or a merger, consolidation or sale of all or substantially all of Asyst’s assets (collectively, a “Business Combination”) other than a Business Combination (x) in which the stockholders of

Asyst receive 50 percent or more of the stock resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Asyst) owns 30 percent or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination.

          (f) “Disability” shall mean the illness or other mental or physical disability of the Executive, as determined by a physician acceptable to Asyst and the Executive, resulting in his failure (i) to perform substantially the material duties of his position for a period of six or more consecutive months or an aggregate of nine months in any 12-month period and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination.

          (g) “Good Reason” shall mean, without the Executive’s prior written consent or his acquiescence:

               (i) assignment to the Executive of duties incompatible with his position, failure to maintain him in this position and its reporting relationship or a substantial diminution in the nature of his authority or responsibilities;

               (ii) reduction in his then current Base Salary or in the bonus or incentive compensation opportunities or benefits coverage available during the term of this Agreement, except pursuant to an across-the-board reduction similarly affecting all senior executives of Asyst;

               (iii) termination of the Executive’s employment, for any reason other than Cause, death, Disability or voluntary termination, within two years following a Change in Control;

               (iv) within two years following a Change in Control, relocation of the Executive’s principal place of business to a location more than 30 miles from the location of such office on the date of this Agreement; or

               (v) Asyst’s failure to pay the Executive any material amounts otherwise vested and due him hereunder or under any plan, program or policy of Asyst.

     2. TERM OF AGREEMENT.

          This Agreement shall be effective immediately upon its execution by Asyst and the Executive (the “Effective Date”) and shall remain in effect until the earliest to occur of (a) termination of the Executive’s employment with Asyst following a Change in Control (i) by reason of death or Disability, (ii) by Asyst for Cause or (iii) by the Executive other than for Good Reason; (b) two years after the date of a Change in Control; or (c) two years after the Effective Date, provided that a Change in Control has not occurred within such two-year period.

     3. ENTITLEMENT UPON TERMINATION BY ASYST WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON WITHIN TWO YEARS FOLLOWING A CHANGE IN CONTROL.

     In the event of termination of the Executive’s employment within two years following a Change in Control (a) by Asyst without Cause or (b) by the Executive for Good Reason, he shall be entitled to the following:

          (a) General Entitlement:

               (i) his Base Salary through the date of termination;

               (ii) payment in lieu of any unused vacation, in accordance with Asyst’s vacation policy and applicable laws;

               (iii) any annual or discretionary bonus earned but not yet paid to him for any calendar year prior to the year in which his termination occurs;

               (iv) any compensation under any deferred compensation plan of Asyst or deferred compensation agreement with Asyst then in effect;

               (v) any other compensation or benefits, including without limitation any benefits under long-term incentive compensation plans, any benefits under equity grants and awards and employee benefits under plans that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms of each grant, award or plan; and

               (vi) reimbursement of any business expenses incurred by the Executive through the date of termination but not yet paid to him.

          (b) Change-in-Control Entitlement:

               (i) two times the sum of (A) his Base Salary, at the rate in effect immediately before such termination, and (B) the average of his annual bonuses for the three years prior to the year in which termination occurs, such amount to be paid to the Executive in a cash lump sum within 30 business days after termination;

               (ii) continuing coverage under the life, disability, accident, health, dental and vision insurance programs covering senior executives of Asyst generally, as from time to time in effect, to the extent permitted under COBRA coverage or the terms of other such programs for the two-year period from such termination or, if earlier, until he becomes eligible for substantially similar coverage under the employee welfare plans of a new employer; and

               (iii) immediate and unconditional vesting of any unvested stock options and stock grants previously awarded to the Executive and, for the one-year period following termination, the right to exercise any stock options held by him.

          (c) Determination of Amount of Payment. In the event that any payments or other benefits received or to be received by the Executive pursuant to this Agreement (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 3(c), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, in accordance with this Section 3(c), such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in the Executive’s receipt of Payments that are greater than the net amount that he would receive hereunder (after application of the Excise Tax) if no reduction were made.

          The amount of required reduction, if any, shall be the smallest amount so that the Executive’s net proceeds with respect to the Payments (after taking into account payment of any Excise Tax) shall be maximized, as determined by him. The Executive’s determination of any required reduction pursuant to this Section 3(c) shall be conclusive and binding upon Asyst. Asyst shall reduce Payments in accordance with this Section 3(c) only upon written notice from the Executive indicating the amount of such reduction, if any. If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to the Excise Tax, then the following paragraph shall apply.

          Notwithstanding any reduction described in the immediately preceding paragraph (or in the absence of any such reduction), if the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of Payments, then he shall be obligated to pay back to Asyst, within 30 days after final IRS determination, an amount of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Asyst so that the Executive’s net proceeds with respect to the

Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on the Payments. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

          (d) Release. Asyst may require, as a condition of receiving the foregoing Change-in-Control payment under subsection (b) or (c) above, that the Executive execute a general release substantially in the form annexed hereto as Exhibit A, which upon execution shall be deemed incorporated herein by reference as a material part of this Agreement.

     4. NO MITIGATION.

          Asyst agrees that if the Executive’s employment with Asyst terminates, he shall not be obligated to seek other employment or to attempt to reduce any amount payable to him under this Agreement. Further, no amount of any payment hereunder shall be reduced by any compensation earned by the Executive as the result of employment by a subsequent employer or otherwise.

     5. NOTICES.

          Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

To Asyst :	To the Executive:
Asyst Technologies, Inc	Mr. David L. White
Steve Debenham, General Counsel	4507 Gatetree Circle
48761 Kato Road	Pleasanton, CA 94566
Fremont, CA 94538
Fax: (510)661-5336

     6. GENERAL PROVISIONS.

          (a) Amendments. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and by the Compensation Committee of the Board.

          (b) Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (c) Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

          (d) Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

          (e) Inconsistencies. The terms of this Agreement supersede any inconsistent prior promises, policies, representations, understandings, arrangements or agreements between the parties, whether by employment contract or otherwise.

          (f) Survival. Notwithstanding the termination of the term of this Agreement, the duties and obligations of Asyst, if any, following the termination of the Executive’s employment following a Change in Control shall survive indefinitely.

          (g) Withholding. Asyst may deduct and withhold from any payments hereunder the amount that Asyst, in its reasonable judgment, is required to deduct and withhold for any federal, state or local income or employment taxes.

          (h) No Other Compensation; Employee at Will. Except as provided in Section 3 above, no amount or benefit shall be payable to the Executive under this Agreement in respect of termination of his employment within two years following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and Asyst, the Executive is and shall remain an “employee at will” and shall not have any right to be retained in the employ of Asyst.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASYST TECHNOLOGIES, INC.

By:	/s/ Steve Debenham

Name: Steve Debenham
Title: VP, General Counsel and Secretary

EXECUTIVE

/s/ David L. White

David L. White

EXHIBIT A

RELEASE AGREEMENT

      In consideration of the benefits I will receive under Asyst Technologies, Inc.’s Change in Control Agreement, I hereby release, acquit and forever discharge Asyst Technologies, Inc. (the “Company”), its parents, subsidiaries, predecessors, successors and affiliates, and each of their respective officers, directors, agents, servants, employees, attorneys shareholders, and assigns (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release Agreement. This release of claims includes, but is not limited to:

•	any and all claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims, demands or agreements related to salary, bonuses, commissions, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, stock, stock options, any other ownership or equity interest in the Company, or any other form of compensation or benefit;

•	claims pursuant to any federal, state or local law, statute, common law or cause of action including, but not limited to, Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, as amended, and the California Labor Code;

•	all tort law claims, including claims for fraud, misrepresentation, defamation, libel, emotional distress and breach of the implied covenant of good faith and fair dealing; and

•	all claims arising under contract law, or the law of wrongful discharge, discrimination or harassment.

      I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against any of the Released Parties. I agree that in the event I bring a claim covered by this release in which I seek damages against the Company or in the event I seek to recover against the Company in any claims brought by a governmental agency on my behalf, this Agreement shall serve as a complete defense to such claims.

1.

ADEA Waiver and Release: I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days from the date I receive this Agreement to consider this Agreement (although I voluntarily may choose to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Agreement, or (ii) the date I return this Agreement, fully executed, to the Company.

I acknowledge that for this Release Agreement to be effective, I must sign and return it to the Company within twenty-one (21) days after the date I receive it and I must not revoke it at any time during the above-referenced seven (7) day revocation period.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against any of the Released Parties.

I understand that this Release Agreement, together with the Change in Control Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

EMPLOYEE

Name:

Date:

2.